EXHIBIT 99.1

Perseon CFO William Barth Announces Plans to Retire

Salt Lake City – September 1, 2015 – Perseon Corporation (NASDAQ: PRSN) (“Perseon” or the “Company”), a leading provider of medical systems that utilize energy to treat cancer, today announced that Chief Financial Officer William Barth, 65, has advised the Company of his plans to retire. Perseon has initiated a CFO search and Mr. Barth will stay on board until December 31, 2015, or when a successor is identified and appointed.

“Since joining us in 2012, Bill has played an invaluable leadership role in our company and we thank him for his financial acumen, dedication and service,” said Person President and CEO Clint Carnell.  “Bill has seen us through the hard work of divesting our hyperthermia business and raising capital to support our new growth strategy and we wish him well.”

“I’ve enjoyed working with Clint and the new team.  We have accomplished a tremendous amount since January and Perseon is well positioned for success as a standalone company focused solely on the high growth, high margin microwave ablation market,” said Perseon CFO Bill Barth.  “I look forward to staying on to help enable a seamless transition of my CFO responsibilities.  I will then turn my focus to my family and other personal interests.”

About Perseon
Perseon Corporation invests its resources in fighting humanity’s worst disease: cancer. Perseon’s people are dedicated to finding innovative technologies and means to deliver energy solutions to healthcare providers and patients around the world. MicroThermX® treats soft tissue tumors with precision-focused energy, expanding the options and broadening the opportunities for cancer treatment.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements relating to our focus on microwave ablation to create stockholder value and pursuit of our strategic plans are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including the risk that for a variety of reasons we may not be able to execute on our strategic plans, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

Contact

Tricia Ross
Financial Profiles
310-622-8226
tross@finprofiles.com